UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM T-3/A

Amendment No. 1

FOR APPLICATIONS FOR QUALIFICATION OF INDENTURES

UNDER THE TRUST INDENTURE ACT OF 1939

Kaisa Group Holdings Ltd.

(Issuer)

Chang Ye Investment Company Limited

Da Hua Investment Company Limited

Dong Chang Investment Company Limited

Dong Sheng Investment Company Limited

Guang Feng Investment Company Limited

Heng Chang Investment Company Limited

Jie Feng Investment Company Limited

Jin Chang Investment Company Limited

Rong Hui Investment Company Limited

Rui Jing Investment Company Limited

Tai He Xiang Investment Company Limited

Xie Mao Investment Company Limited

Ye Chang Investment Company Limited

Zheng Zhong Tian Investment Company Limited

Tai He Sheng Investment Company Limited

Tai An Da Investment Company Limited

Tai Chang Jian Investment Company Limited

Tai Chong Fa Investment Company Limited

Tai Chong Li Investment Company Limited

Bakai Investments Limited

Yifa Trading Limited

Advance Guard Investments Limited

Victor Select Limited

Central Broad Limited

Guo Cheng Investments Limited

Ri Xiang Investments Limited

Yin Jia Investments Limited

Kaisa Investment Consulting Limited

Cornwell Holdings (Hong Kong) Limited

Goldenform Company Limited

Hong Kong Jililong Industry Co., Limited

Kaisa Holdings Limited

Leisure Land Hotel Management (China) Limited

Regal Silver Manufacturing Limited

Success Take International Limited

Woodland Height Holdings Limited

Yi Qing Investment Company Limited

Yong Rui Xiang Investment Company Limited

Zhan Zheng Consulting Company Limited

Kaisa Investment (China) Limited

Wan Rui Fa Investment Company Limited

Wan Rui Chang Investment Company Limited

Wan Tai Chang Investment Company Limited

Wan Jin Chang Investment Company Limited

Multi-Shiner Limited

Hong Kong Kaisa Industry Co., Limited

Bakai Investments (Hong Kong) Limited

Topway Asia Group Limited

Kaisa Finance Holdings Limited

Hong Kong Kaisa Trading Limited

Hong Kong Wanyuchang Trading Limited

Hong Kong Zhaoruijing Trading Limited

Profit Victor Investments (Hong Kong) Limited

Central Broad (Hong Kong) Investment Limited

Guo Cheng (Hong Kong) Investment Limited

Ri Xiang (Hong Kong) Investment Limited

Yin Jia (Hong Kong) Investment Limited

Jet Smart Global Development Limited

Apex Walk Limited

Vast Wave Limited

Xian Zhang Limited

Rich Tech Hong Kong Investment Limited

Apex Walk (Hong Kong) Limited

Vast Wave (Hong Kong) Limited

Xian Zhang (Hong Kong) Limited

Fulbright Financial Group (Enterprise) Limited

Fulbright Financial Group (Development) Limited

Fulbright Financial Group (Hong Kong) Limited

(Guarantors)

(Name of Applicants)

Suite 2001, 20th Floor

Two International Finance Centre

8 Finance Street, Central

Hong Kong

(Address of principal executive offices)

Securities to be Issued under the Indentures to be Qualified

Title of Class	Amount
Series A Variable Rate Senior Notes Due December 31, 2019	$277,460,905

Series B Variable Rate Senior Notes Due June 30, 2020	$499,429,957

Series C Variable Rate Senior Notes Due December 31, 2020	$610,414,552

Series D Variable Rate Senior Notes Due June 30, 2021	$665,906,865

Series E Variable Rate Senior Notes Due December 31, 2021	$721,398,993

Variable Rate Mandatorily Exchangeable Bonds Due December 31, 2019	$259,486,248

Contingent Value Rights Interests	$16,283,470[1]

Approximate date of proposed public offering:

July 21, 2016

Name and registered address of agent for service:	With a copies to:

National Corporate Research, Ltd. 10 East 40th Street, 10th Floor New York, New York 10016 Telephone: 212-947-7200	Tanner De Witt Solicitors 1806, Tower Two, Lippo Centre 89 Queensway Hong Kong

Ropes & Gray 41st Floor, One Exchange Square 8 Connaught Place Central, Hong Kong

The Applicants hereby amend this Application for Qualification on such date or dates as may be necessary to delay its effectiveness until (i) the 20th day after the filing of an amendment which specifically states that it shall supersede this Application for Qualification, or (ii) such date as the Securities and Exchange Commission, acting pursuant to Section 307(c) of the Trust Indenture Act of 1939 (the “Trust Indenture Act”), may determine upon the written request of the Applicants.

[1]	Represents 232,621 units of Contingent Value Rights, calculated at a notional value of $70 per unit.

EXPLANATORY NOTE

This Amendment No. 1 (the “Amendment”) to Form T-3, initially filed with the Securities and Exchange Commission on April 22, 2016 (File No. 022-29017) (the “Application”), is being filed on behalf of Kaisa Group Holdings Ltd. and the other applicants listed above (collectively, the “Applicants”). This Amendment is to amend the amounts of each security to be issued under the Indentures to be qualified, to file the Exhibits that are filed herewith and to update the Exhibit Index. This Amendment is not intended to amend or delete any other part of the Application. All other information in this Application is unchanged and has been omitted from this Amendment.

CONTENTS OF APPLICATION FOR QUALIFICATION

This Application for Qualification comprises:

(a)	Pages numbered 1 to 8, consecutively.

(b)	Statement of Eligibility and Qualification on Form T-1 of Wilmington Trust, National Association, trustee under the Indentures to be qualified (included as Exhibit 25.1 hereto).*

(c)	Statement of Eligibility and Qualification on Form T-1 of U.S. Bank National Association, trustee under the Trust Deed and CVR Agreement to be qualified (included as Exhibit 25.2 hereto).**

(d)	The following exhibits in addition to those filed as part of the Statement of Eligibility and Qualification of each trustee:

Exhibit T3A.1*	The Memorandum of Association of Kaisa Group Holdings Ltd.

Exhibit T3A.2*	The Memorandum of Association of Advance Guard Investments Limited

Exhibit T3A.3*	The Certificate of Incorporation and Memorandum of Association of Apex Walk (Hong Kong) Limited

Exhibit T3A.4*	The Memorandum of Association of Apex Walk Limited

Exhibit T3A.5*	The Certificate of Incorporation and Memorandum of Association of Bakai Investments (Hong Kong) Limited

Exhibit T3A.6*	The Memorandum of Association of Bakai Investments Limited

Exhibit T3A.7*	The Certificate of Incorporation and Memorandum of Association of Central Broad (Hong Kong) Investment Limited

Exhibit T3A.8*	The Memorandum of Association of Central Broad Limited

Exhibit T3A.9*	The Memorandum of Association of Chang Ye Investment Company Limited

Exhibit T3A.10*	The Memorandum of Association of Cornwell Holdings (Hong Kong) Limited

Exhibit T3A.11*	The Memorandum of Association of Da Hua Investment Company Limited

Exhibit T3A.12*	The Memorandum of Association of Dong Chang Investment Company Limited

Exhibit T3A.13*	The Memorandum of Association of Dong Sheng Investment Company Limited

Exhibit T3A.14*	The Memorandum of Association of Fulbright Financial Group (Development) Limited

Exhibit T3A.15*	The Memorandum of Association of Fulbright Financial Group (Enterprise) Limited

Exhibit T3A.16*	The Certificate of Incorporation and Memorandum of Association of Fulbright Financial Group (Hong Kong) Limited

Exhibit T3A.17*	The Memorandum of Association of Goldenform Company Limited

Exhibit T3A.18*	The Memorandum of Association of Guang Feng Investment Company Limited

Exhibit T3A.19*	The Certificate of Incorporation and Memorandum of Association of Guo Cheng (Hong Kong) Investment Limited

Exhibit T3A.20*	The Memorandum of Association of Guo Cheng Investments Limited

Exhibit T3A.21*	The Memorandum of Association of Heng Chang Investment Company Limited

Exhibit T3A.22*	The Memorandum of Association of Hong Kong Jililong Industry Co., Limited

Exhibit T3A.23*	The Memorandum of Association of Hong Kong Kaisa Industry Co., Limited

Exhibit T3A.24*	The Certificate of Incorporation and Memorandum of Association of Hong Kong Kaisa Trading Limited

Exhibit T3A.25*	The Certificate of Incorporation and Memorandum of Association of Hong Kong Wanyuchang Trading Limited

Exhibit T3A.26*	The Certificate of Incorporation and Memorandum of Association of Hong Kong Zhaoruijing Trading Limited

Exhibit T3A.27*	The Memorandum of Association of Jet Smart Global Development Limited

Exhibit T3A.28*	The Memorandum of Association of Jie Feng Investment Company Limited

Exhibit T3A.29*	The Memorandum of Association of Jin Chang Investment Company Limited

Exhibit T3A.30*	The Certificate of Incorporation and Memorandum of Association of Kaisa Finance Holdings Limited

Exhibit T3A.31*	The Certificate of Incorporation and Memorandum of Association of Kaisa Holdings Limited

Exhibit T3A.32*	The Memorandum of Association of Kaisa Investment (China) Limited

Exhibit T3A.33*	The Memorandum of Association of Kaisa Investment Consulting Limited

Exhibit T3A.34*	The Memorandum of Association of Leisure Land Hotel Management (China) Limited

Exhibit T3A.35*	The Memorandum of Association of Multi-Shiner Limited

Exhibit T3A.36*	The Certificate of Incorporation and Memorandum of Association of Profit Victor Investments (Hong Kong) Limited

Exhibit T3A.37*	The Memorandum of Association of Regal Silver Manufacturing Limited

Exhibit T3A.38*	The Certificate of Incorporation and Memorandum of Association of Ri Xiang (Hong Kong) Investment Limited

Exhibit T3A.39*	The Memorandum of Association of Ri Xiang Investments Limited

Exhibit T3A.40*	The Certificate of Incorporation and Memorandum of Association of Rich Tech Hong Kong Investment Limited

Exhibit T3A.41*	The Memorandum of Association of Rong Hui Investment Company Limited

Exhibit T3A.42*	The Memorandum of Association of Rui Jing Investment Company Limited

Exhibit T3A.43*	The Memorandum of Association of Success Take International Limited

Exhibit T3A.44*	The Memorandum of Association of Tai An Da Investment Company Limited

Exhibit T3A.45*	The Memorandum of Association of Tai Chang Jian Investment Company Limited

Exhibit T3A.46*	The Memorandum of Association of Tai Chong Fa Investment Company Limited

Exhibit T3A.47*	The Memorandum of Association of Tai Chong Li Investment Company Limited

Exhibit T3A.48*	The Memorandum of Association of Tai He Sheng Investment Company Limited

Exhibit T3A.49*	The Memorandum of Association of Tai He Xiang Investment Company Limited

Exhibit T3A.50*	The Memorandum of Association of Topway Asia Group Limited

Exhibit T3A.51*	The Certificate of Incorporation and Memorandum of Association of Vast Wave (Hong Kong) Limited

Exhibit T3A.52*	The Memorandum of Association of Vast Wave Limited

Exhibit T3A.53*	The Memorandum of Association of Victor Select Limited

Exhibit T3A.54*	The Memorandum of Association of Wan Jin Chang Investment Company Limited

Exhibit T3A.55*	The Memorandum of Association of Wan Rui Chang Investment Company Limited

Exhibit T3A.56*	The Memorandum of Association of Wan Rui Fa Investment Company Limited

Exhibit T3A.57*	The Memorandum of Association of Wan Tai Chang Investment Company Limited

Exhibit T3A.58*	The Memorandum of Association of Woodland Height Holdings Limited

Exhibit T3A.59*	The Certificate of Incorporation and Memorandum of Association of Xian Zhang (Hong Kong) Limited

Exhibit T3A.60*	The Memorandum of Association of Xian Zhang Limited

Exhibit T3A.61*	The Memorandum of Association of Xie Mao Investment Company Limited

Exhibit T3A.62*	The Memorandum of Association of Ye Chang Investment Company Limited

Exhibit T3A.63*	The Memorandum of Association of Yi Qing Investment Company Limited

Exhibit T3A.64*	The Memorandum of Association of Yifa Trading Limited

Exhibit T3A.65*	The Certificate of Incorporation and Memorandum of Association of Yin Jia (Hong Kong) Investment Limited

Exhibit T3A.66*	The Memorandum of Association of Yin Jia Investments Limited

Exhibit T3A.67*	The Memorandum of Association of Yong Rui Xiang Investment Company Limited

Exhibit T3A.68*	The Memorandum of Association of Zhan Zheng Consulting Company Limited

Exhibit T3A.69*	The Memorandum of Association of Zheng Zhong Tian Investment Company Limited

Exhibit T3B.1*	The Articles of Association of Kaisa Group Holdings Ltd.

Exhibit T3B.2*	The Articles of Association of Advance Guard Investments Limited

Exhibit T3B.3*	The Articles of Association of Apex Walk (Hong Kong) Limited

Exhibit T3B.4*	The Articles of Association of Apex Walk Limited

Exhibit T3B.5*	The Articles of Association of Bakai Investments (Hong Kong) Limited

Exhibit T3B.6*	The Articles of Association of Bakai Investments Limited

Exhibit T3B.7*	The Articles of Association of Central Broad (Hong Kong) Investment Limited

Exhibit T3B.8*	The Articles of Association of Central Broad Limited

Exhibit T3B.9*	The Articles of Association of Chang ye investment company limited

Exhibit T3B.10*	The Articles of Association of Cornwell Holdings (Hong Kong) Limited

Exhibit T3B.11*	The Articles of Association of Da Hua Investment Company Limited

Exhibit T3B.12*	The Articles of Association of Dong Chang Investment Company Limited

Exhibit T3B.13*	The Articles of Association of Dong Sheng Investment Company Limited

Exhibit T3B.14*	The Articles of Association of Fulbright Financial Group (Development) Limited

Exhibit T3B.15*	The Articles of Association of Fulbright Financial Group (Enterprise) Limited

Exhibit T3B.16*	The Articles of Association of Fulbright Financial Group (Hong Kong) Limited

Exhibit T3B.17*	The Articles of Association of Goldenform Company Limited

Exhibit T3B.18*	The Articles of Association of Guang Feng Investment Company Limited

Exhibit T3B.19*	The Articles of Association of Guo Cheng (Hong Kong) Investment Limited

Exhibit T3B.20*	The Articles of Association of Guo Cheng Investments Limited

Exhibit T3B.21*	The Articles of Association of Heng Chang Investment Company Limited

Exhibit T3B.22*	The Articles of Association of Hong Kong Jililong Industry Co., Limited

Exhibit T3B.23*	The Articles of Association of Hong Kong Kaisa Industry Co., Limited

Exhibit T3B.24*	The Articles of Association of Hong Kong Kaisa Trading Limited

Exhibit T3B.25*	The Articles of Association of Hong Kong Wanyuchang Trading Limited

Exhibit T3B.26*	The Articles of Association of Hong Kong Zhaoruijing Trading Limited

Exhibit T3B.27*	The Articles of Association of Jet Smart Global Development Limited

Exhibit T3B.28*	The Articles of Association of Jie Feng Investment Company Limited

Exhibit T3B.29*	The Articles of Association of Jin Chang Investment Company Limited

Exhibit T3B.30*	The Articles of Association of Kaisa Finance Holdings Limited

Exhibit T3B.31*	The Articles of Association of Kaisa Holdings Limited

Exhibit T3B.32*	The Articles of Association of Kaisa Investment (China) Limited

Exhibit T3B.33*	The Articles of Association of Kaisa Investment Consulting Limited

Exhibit T3B.34*	The Articles of Association of Leisure Land Hotel Management (China) Limited

Exhibit T3B.35*	The Articles of Association of Multi-Shiner Limited

Exhibit T3B.36*	The Articles of Association of Profit Victor Investments (Hong Kong) Limited

Exhibit T3B.37*	The Articles of Association of Regal Silver Manufacturing Limited

Exhibit T3B.38*	The Articles of Association of Ri Xiang (Hong Kong) Investment Limited

Exhibit T3B.39*	The Articles of Association of Ri Xiang Investments Limited

Exhibit T3B.40*	The Articles of Association of Rich Tech Hong Kong Investment Limited

Exhibit T3B.41*	The Articles of Association of Rong Hui Investment Company Limited

Exhibit T3B.42*	The Articles of Association of Rui Jing Investment Company Limited

Exhibit T3B.43*	The Articles of Association of Success Take International Limited

Exhibit T3B.44*	The Articles of Association of Tai An Da Investment Company Limited

Exhibit T3B.45*	The Articles of Association of Tai Chang Jian Investment Company Limited

Exhibit T3B.46*	The Articles of Association of Tai Chong Fa Investment Company Limited

Exhibit T3B.47*	The Articles of Association of Tai Chong Li Investment Company Limited

Exhibit T3B.48*	The Articles of Association of Tai He Sheng Investment Company Limited

Exhibit T3B.49*	The Articles of Association of Tai He Xiang Investment Company Limited

Exhibit T3B.50*	The Articles of Association of Topway Asia Group Limited

Exhibit T3B.51*	The Articles of Association of Vast Wave (Hong Kong) Limited

Exhibit T3B.52*	The Articles of Association of Vast Wave Limited

Exhibit T3B.53*	The Articles of Association of Victor Select Limited

Exhibit T3B.54*	The Articles of Association of Wan Jin Chang Investment Company Limited

Exhibit T3B.55*	The Articles of Association of Wan Rui Chang Investment Company Limited

Exhibit T3B.56*	The Articles of Association of Wan Rui Fa Investment Company Limited

Exhibit T3B.57*	The Articles of Association of Wan Tai Chang Investment Company Limited

Exhibit T3B.58*	The Articles of Association of Woodland Height Holdings Limited

Exhibit T3B.59*	The Articles of Association of Xian Zhang (Hong Kong) Limited

Exhibit T3B.60*	The Articles of Association of Xian Zhang Limited

Exhibit T3B.61*	The Articles of Association of Xie Mao Investment Company Limited

Exhibit T3B.62*	The Articles of Association of Ye Chang Investment Company Limited

Exhibit T3B.63*	The Articles of Association of Yi Qing Investment Company Limited

Exhibit T3B.64*	The Articles of Association of Yifa Trading Limited

Exhibit T3B.65*	The Articles of Association of Yin Jia (Hong Kong) Investment Limited

Exhibit T3B.66*	The Articles of Association of Yin Jia Investments Limited

Exhibit T3B.67*	The Articles of Association of Yong Rui Xiang Investment Company Limited

Exhibit T3B.68*	The Articles of Association of Zhan Zheng Consulting Company Limited

Exhibit T3B.69*	The Articles of Association of Zheng Zhong Tian Investment Company Limited

Exhibit T3C.1*	Form of Indenture related to the Series A Variable Rate Senior Notes Due December 31, 2019

Exhibit T3C.2*	Form of Indenture related to the Series B Variable Rate Senior Notes Due June 30, 2020

Exhibit T3C.3*	Form of Indenture related to the Series C Variable Rate Senior Notes Due December 31, 2020

Exhibit T3C.4*	Form of Indenture related to the Series D Variable Rate Senior Notes Due June 30, 2021

Exhibit T3C.5*	Form of Indenture related to the Series E Variable Rate Senior Notes Due December 31, 2021

Exhibit T3C.6*	Form of Trust Deed related to the Variable Rate Mandatorily Exchangeable Bonds Due December 31, 2019

Exhibit T3C.7*	Form of Contingent Value Rights Agreement

Exhibit T3C.8*	Form of Intercreditor Agreement

Exhibit T3D.1**	Order by the Grand Court of the Cayman Islands approving, among other things, the Cayman Scheme

Exhibit T3D.2**	Order by the High Court of Hong Kong approving, among other things, the Hong Kong Scheme

Exhibit T3E.1*	Explanatory Statement in relation to the Cayman Scheme and the Hong Kong Scheme

Exhibit T3E.2*	Hong Kong Scheme of Arrangement

Exhibit T3E.3*	Cayman Scheme of Arrangement

Exhibit T3F*	Trust Indenture Act Cross Reference Sheet (included in Exhibits T3C.1 - T3C.7)

Exhibit T3H*	Group structure chart showing direct and indirect subsidiaries of the Applicants

Exhibit 25.1*	Statement of Eligibility and Qualification on Form T-1 of Wilmington Trust, National Association, trustee under the Indentures to be qualified

Exhibit 25.2**	Statement of Eligibility and Qualification on Form T-1 of U.S. Bank National Association, trustee under the Trust Deed and CVR Agreement to be qualified

*	Previously filed.
**	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Trust Indenture Act of 1939, each of the Applicants below, corporations or private companies limited by shares, as applicable, each organized and existing under the laws of the British Virgin Islands or Hong Kong, as applicable, or in the case of Kaisa Group Holdings Ltd., organized and existing under the laws of the Cayman Islands, has duly caused this Application to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the City of Shenzhen, the People’s Republic of China, on the 7th day of July, 2016.

(SEAL)		Kaisa Group Holdings Ltd.

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Chang Ye Investment Company Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Da Hua Investment Company Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Dong Chang Investment Company Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Dong Sheng Investment Company Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Guang Feng Investment Company Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Heng Chang Investment Company Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Jie Feng Investment Company Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Jin Chang Investment Company Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Rong Hui Investment Company Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Rui Jing Investment Company Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Tai He Xiang Investment Company Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Xie Mao Investment Company Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Ye Chang Investment Company Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Zheng Zhong Tian Investment Company Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Tai He Sheng Investment Company Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Tai An Da Investment Company Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Tai Chang Jian Investment Company Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Tai Chong Fa Investment Company Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Tai Chong Li Investment Company Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Bakai Investments Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Yifa Trading Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Advance Guard Investments Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Victor Select Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Central Broad Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Guo Cheng Investments Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Ri Xiang Investments Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Yin Jia Investments Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Kaisa Investment Consulting Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Cornwell Holdings (Hong Kong) Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Goldenform Company Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Hong Kong Jililong Industry Co., Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Kaisa Holdings Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Leisure Land Hotel Management (China) Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Regal Silver Manufacturing Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Success Take International Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Woodland Height Holdings Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Yi Qing Investment Company Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Yong Rui Xiang Investment Company Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Zhan Zheng Consulting Company Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Kaisa Investment (China) Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Wan Rui Fa Investment Company Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Wan Rui Chang Investment Company Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Wan Tai Chang Investment Company Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Wan Jin Chang Investment Company Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Multi-Shiner Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Hong Kong Kaisa Industry Co., Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Bakai Investments (Hong Kong) Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Topway Asia Group Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Kaisa Finance Holdings Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Hong Kong Kaisa Trading Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Hong Kong Wanyuchang Trading Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Hong Kong Zhaoruijing Trading Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Profit Victor Investments (Hong Kong) Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Central Broad (Hong Kong) Investment Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Guo Cheng (Hong Kong) Investment Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Ri Xiang (Hong Kong) Investment Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Yin Jia (Hong Kong) Investment Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Jet Smart Global Development Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Apex Walk Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Vast Wave Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Xian Zhang Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Rich Tech Hong Kong Investment Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Apex Walk (Hong Kong) Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Vast Wave (Hong Kong) Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Xian Zhang (Hong Kong) Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Fulbright Financial Group (Enterprise) Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Fulbright Financial Group (Development) Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory

(SEAL)		Fulbright Financial Group (Hong Kong) Limited

Attest:	/s/ Lee Kin Ping	By:	/s/ Zheng Yi
	Name: Lee Kin Ping		Name:	Zheng Yi
			Title:	Authorized Signatory